UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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QUALITY SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

AHMED D. HUSSEIN MURRAY F. BRENNAN, M.D. PATRICK B. CLINE THOMAS R. DIBENEDETTO IAN A. GORDON JOHN MCDUFFIE JOHN MUELLER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FOR IMMEDIATE RELEASE

AHMED D. HUSSEIN

COMMENTS ON PROXY CONTEST FOR QUALITY SYSTEMS, INC.

Urges Shareholders to Support His Highly-Qualified Slate of Nominees

New York, NY – July 25, 2012 – Ahmed D. Hussein, who owns 15.7% of the common stock of Quality Systems, Inc. (the "Company") (NASDAQ: QSII), urges the Company's shareholders to support the election  of his seven nominees to the Board of Directors at the Company's upcoming 2012 Annual Shareholders’ Meeting to be held on August 16, 2012.  The nominees include Murray F. Brennan, M.D., Patrick B. Cline, Thomas R. DiBenedetto, Ian A. Gordon, Lieutenant General (Ret) John "Mike" McDuffie, and John "Jack" Mueller, in addition to Mr. Hussein.

Mr. Hussein writes as follows:

Dear Fellow Shareholders:

In recent letters and press releases, the Company has cast numerous aspersions on my conduct as a director of the Company.  I believe that the events detailed in the definitive proxy materials mailed to shareholders of the Company regarding my slate, and posted at www.abetterqsii.com, provide ample evidence of the truth about corporate governance at Quality Systems.

The Company has also criticized me for refusing to comply with its insider trading policy for officers and directors adopted by the Company's board of directors in July 2011.  The Chairman of the Board, Sheldon Razin, had repeatedly introduced a similar policy for the board's consideration in prior years, but it had not been adopted.  At the board meeting, I objected strenuously to the inclusion in the proposed policy of a prohibition on holding Company shares in a margin account because, as the board and the Company's lawyers were well aware, I had maintained margin accounts in which varying amounts of Company stock were held beginning prior to joining the board in 1999.  I stated that the prohibition would interfere with my ownership rights as the only director besides Mr. Razin who owns substantial amounts of Company stock.

The day after the board meeting, I wrote to the board again objecting to the imposition by the Company of any restrictions that are not required by the SEC or NASDAQ and stating my intention to take all necessary actions in order to protect my interests.  Shortly thereafter, my counsel similarly advised the Company that I would not comply with provisions of the policy that went beyond the requirements of the federal and state securities laws and The Nasdaq Stock Market applicable to me, but received no response.   What kind of board fails to respond to the important issues raised by a director and substantial shareholder and adopts a policy that it cannot enforce?

As noted in the definitive proxy statement referred to above, one of my nominees, Pat Cline, joined the Company in 1996 as a result of the acquisition of Clinitec, which became the Company's NextGen Healthcare division.  Under Mr. Cline's leadership, during the period from fiscal 2000 through fiscal 2009, NextGen's annual revenues increased from $17.4 million to $229.7 million, while the Company's total revenues increased from $36.4 million to $245.5 million, clearly illustrating that the NextGen division has been the primary driver of the Company's growth.  While the NextGen division grew over thirteen-fold, the remainder of the Company’s operations actually shrank by approximately 20% over the same nine-year period.  What kind of board would try to intimidate Mr. Cline rather than welcoming him as a director given his role in building the Company?

Attached is a letter of resignation from Donald A. Cook, then a Quality Systems director, dated July 13, 1999, which was included in a Form 8-K filed by the Company on July 20, 1999. I joined the board shortly thereafter pursuant to a shareholder agreement with the Company as described in my proxy materials.  My hope was to prevent issues like those described in Mr. Cook's letter from recurring.  Now, 13 years later, I feel completely frustrated by my inability to make progress on these issues, but have too much at stake to simply resign from the board.

Until yesterday, the Company had failed to respond to the events I have described in my filings, both recently and in past years, choosing instead to make personal attacks on me that are irrelevant to the issues I have raised.  The "rebuttal" sent to you by the Company yesterday not only confirms that the events I described took place, but highlights the obvious weaknesses in the Company's position.  I urge you to compare the Company's responses with the details provided in my filings and decide for yourselves if, like me, you find their explanations totally unsatisfactory.

I am delighted to be joined by the distinguished and independent nominees named above who believe in the great potential of our Company and are ready to assist the Company in facing the challenges and taking advantage of the opportunities that lie ahead.  Please help me elect these nominees who will answer to all the shareholders of Quality Systems.

If you are a shareholder in Quality Systems, please  read the definitive proxy statement and shareholder letter posted at www.abetterqsii.com and call AST Phoenix Advisors, our proxy solicitor, at (800) 581-4729 for information on how to vote the GOLD proxy card.

Sincerely, Ahmed D. Hussein

Donald A. Cook
19235 Northfleet Way
Tarzana, CA 91356

July 13, 1999

Mr. Sheldon Razin
President and Chairman
Quality Systems, Inc.
Tustin, California

VIA FACSIMILE

Dear Shelly:

I joined the board of QSII at your request in September of 1998. At that time, you and I both believed I could add considerable value to QSII because of my expertise in marketing and management, particularly in the physician practice management sector. I brought experience in both public and private companies from start up to over $500 million in annual sales. I understood the relationships that any public company has with its customers, shareholders and competitors. I looked forward to making a positive contribution and attempted to learn as much as I could about the Company and its stakeholders.

We both acknowledged going in that there were some challenges. Over time, I made a number of suggestions regarding the integration of the subsidiary companies, the process for business and marketing planning, marketing strategy and developing relationships with investment analysts. While these ideas were not rejected outright, follow-up was not forthcoming and I am disappointed in the progress the Company has made. It is in this context and with some difficulty that I feel it is necessary and in the best interests of all shareholders that I write this letter.

After considerable thought regarding the actions I have observed as a Director of QSII, I have concluded that I fundamentally disagree with a number of key decisions made by you and approved by the board in recent months. I believe that these actions are indicative of both a lack of support for good corporate governance practices as well as a general disregard for the interests of QSII shareholders.  I specifically refer to the following actions:

Having received an offer in December of 1998 to buy the company at a substantial premium to the market value, you failed to notify the board or to organize a transaction committee to review the offer. I heard about the offer for the first time in March of 1999 even though a board meeting was conducted in February of 1999 where a discussion of the proposed acquisition could have occurred.

After learning of the derivative lawsuit filed on behalf of the Company against you and certain board members, you sought a resolution by the board specifically approving all of your actions regarding the rejection of the acquisition proposal, presumably to distance yourself as much as possible from the action

O'Melveny and Myers was retained to represent the board in its response to the lawsuit brought on behalf of QSII. This same firm is representing QSII in at least one other lawsuit involving shareholders. This seeming conflict of interest was dismissed as inconsequential upon questioning.

During the board conference call of July 6th, you read to the board and, without prior review, called for a vote on a proposed amendment to the bylaws of the corporation to ensure that all directors and   officers of the Company would be fully indemnified against any liabilities arising out of the derivative suit, even if the existing director's and officer's liability insurance did not cover the liability. The amendment also assured that this indemnification could not be revoked for any reason by any power in the future. You told us that "the lawyers" recommended it. I voted against this amendment and  believe it to be self-serving. Even though other directors are named in the suit, you alone acted on behalf of the board in your response to the acquisition proposal. If all of those actions are deemed to be within acceptable business judgement standards, there isn't any reason why the existing D&O insurance wouldn't cover you. I have yet to see the text to the amendment.

Upon receipt of the shareholder proposal from Lawndale Capital, the attitudes and actions have been combative. I counseled very early on that many of the proposal elements were sound corporate governance and that the Company could avoid costly and counterproductive diversions by simply adopting most or all of the proposal immediately. Instead, the Company retained legal counsel to research and prepare a lengthy response requesting the SEC to drop the shareholder proposal.  After all of this effort and expense was directed toward fighting the proposal, your statement regarding QSII's agreeableness to including the proposal and that you, "only wanted to see if it was okay with the SEC" is at best misleading to shareholders who may be following the Company's actions.

Particularly troubling to me is your mandate that the board refrain from speaking with any shareholders of the Company. I feel it is my duty and obligation to understand the views of my primary constituent group as I am formulating opinion regarding direction and management for the company.

Finally, I believe the Company's posture with respect to the shareholder proposal and, separately, to Ahmed Hussein's position will result in a very costly proxy contest that will ultimately directly impact shareholder value. You and the board should have approached these constituents both separately and together, if need be, with an openly conciliatory mindset and a goal of mutual agreement.

The delayed integration of the subsidiary divisions and the poor performance of the Company with respect to plan are truly management issues and are the concern of the board only from an oversight and advisory capacity. The management team should be held accountable to the board for the results. Given the results of the company over the past year, asking for and receiving additional compensation and stock options is inappropriate. This board needs to better evaluate the actual performance of the Company and of the management and act accordingly.

Given these actions, I find it impossible for me to fulfill my fiduciary duties to the Company and its shareholders.  As a result, effective today, July 13, 1999, I am hereby resigning as a director of QSII.

Sincerely,

/s/Donald A. Cook
Donald A. Cook

Copy to QSII Board of Directors